Exhibit 99.1
News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Chief Financial Officer	781.378.2000
Nano-Proprietary, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@appliednanotech.net

NANO-PROPRIETARY, INC. ADDS HOWARD WESTERMAN TO BOARD OF DIRECTORS

Austin, TX - May 22, 2007 - Nano-Proprietary, Inc. (OTC BB: NNPP) today announced that Howard G. Westerman, Jr. was appointed to the Company’s Board of Directors.

Howard Westerman is the Chief Executive Officer of JW Operating Company, a privately held energy development and energy services company headquartered in Dallas, Texas. Mr. Westerman joined JW Operating Company in 1978 and became CEO in 1999. Under his leadership as CEO, the Company’s revenues increased from approximately $70 million to a forecast of almost $1 Billion and employment grew from approximately 350 employees in 1999 to over 1,600 today. Mr. Westerman is also a member of the Board of Directors of Peerless Manufacturing Company, a global provider of environmental and separation filtration products. Peerless Manufacturing is listed on the NASDAQ Global Market Exchange. Mr. Westerman also serves on numerous charitable and community boards.

“We are fortunate that an individual with Howard’s background and skills is joining our Board,” said Tom Bijou, CEO of Nano-Proprietary, Inc. “I am committed to bringing Directors to the Company that can help us move to the next level, and that have actual experience in guiding companies in a high growth environment.”

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in Nano-Proprietary’s annual report on Form 10-K for the fiscal year ended December 31, 2006, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s website listed below. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

About Nano-Proprietary, Inc.
Nano-Proprietary, Inc. is a holding company consisting of two wholly owned operating subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the fields of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. (EBT) has a financial interest in technology related to electronic digitized sign technology. Nano-Proprietary’s website is www.nano-proprietary.com.

# # #